Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Reports First Quarter 2012 Results

Highlights:

•	Revenues of $91.9 million, up 8% from 1Q2011

•	Net income attributable to limited partners of $50.3 million, up 13% from 1Q2011

•	Net income per unit of $0.47, up 12% from 1Q2011

•	Metallurgical coal accounts for 31% of coal production and 45% of coal royalty revenues

•	Distributable cash flow of $36.4 million, down 7% from 1Q2011

•	Distribution of $0.55 per unit

HOUSTON, May 2, 2012 – Natural Resource Partners L.P. (NYSE:NRP) today reported revenues of $91.9 million in the first quarter, an 8% increase over the first quarter 2011. Net income attributable to the limited partners increased 13% to $50.3 million for the first quarter of 2012, compared to $44.4 million for the first quarter of 2011. This represents a $0.05 increase in earnings per unit, to $0.47 in the first quarter 2012 compared to $0.42 in the first quarter of 2011. Distributable cash flow, a non-GAAP measure, of $36.4 million, declined 7% from the $39.0 million reported for the first quarter of 2011.

“Our lessees continue to perform as expected in this weak coal environment,” said Nick Carter, President and Chief Operating Officer. “While production and revenues have increased over the first quarter 2011, production curtailments announced by lessees earlier this year have caused our first quarter results to be modestly below the fourth quarter 2011, but on track with our guidance issued in February.”

Market Outlook

“While we expect the first half of 2012 to be weak, we expect the metallurgical coal markets to begin to recover modestly in the second half,” said Carter. “The bright light for the coal industry continues to be domestic demand for metallurgical coal driven by the increased production of automobiles in the United States. In addition, metallurgical coal exports are up over 7% year-to-date.”

NRP Reports 1st Quarter 2012 Results	Page 2 of 1 2

With NRP’s strong position in metallurgical coal and further diversification into the Illinois Basin steam coal, much of which is being exported, NRP is better protected from the weak domestic demand and the declines being experienced in Central Appalachia thermal coal.

Thermal coal demand has been and will continue to be weak in the near term as the United States has experienced a very mild winter, coal inventories at utilities continue to be near all-time highs, low natural gas prices have caused switching of natural gas for some normal coal burn, and new environmental regulations have caused some uncertainty. However, NRP believes at this point that we are near the maximum level of switching that can occur in the electrical grid and we should not see any further major degradation of the coal burn due to switching without additions to infrastructure.

“As the economy improves, the acquisitions that we have made in aggregates will start to grow and add further to our profitability and cash flows. In addition, over the last two quarters, NRP has started acquiring oil and gas mineral acreage in the Mississippian Lime oil play in Oklahoma,” said Carter. “This further diversification will benefit NRP in the long term.”

First Quarter 2012 versus First Quarter 2011

	Quarter Ended
	Mar 2012	Mar 2011	% Change
Highlights	(in thousands except per unit, per ton and %)
Revenues
Total revenues	$91,872	$84,852	8%
Coal production	12,115	11,946	1%
Coal royalty revenues	$59,916	$65,365	-8%
Average coal royalty revenue per ton	$4.95	$5.47	-10%
Revenues other than coal royalties	$31,956	$19,487	64%

Net Income
Net income to limited partners	$50,283	$44,376	13%
Net income per unit	$0.47	$0.42	12%
Average units outstanding	106,028	106,028	0%

Distributable cash flow	$36,427	$38,975	-7%

Total revenues improved 8% to $91.9 million for the first quarter of 2012, compared to $84.9 million reported for the same period last year.

First quarter 2012 coal royalty revenues declined 8% to $59.9 million from $65.4 million last year due to a decline in realizations for coal royalty revenue per ton. Coal production increased modestly to 12.1 million tons, with an increase in Northern Appalachia

NRP Reports 1st Quarter 2012 Results	Page 3 of 12

offsetting an 11% decrease in Central Appalachia, being the most significant changes. Average coal royalty revenue per ton decreased 10% from the first quarter of 2011 to $4.95 per ton. The most dramatic changes were seen in Northern Appalachia and the Gulf Coast region. In Northern Appalachia, production resumed on a property with an old lease that has a very low royalty rate, while production from a new lease in the Gulf Coast region significantly improved the royalties per ton from that region. Metallurgical coal production accounted for 31% of this quarter’s production and 45% of coal royalty revenue.

During the first quarter, NRP recognized as revenue $9.6 million in minimums associated with the Gatling Ohio mine. Excluding those minimums, NRP generated $22.4 million of its first quarter revenues from sources other than coal royalty revenues, compared to $19.5 million for the same period in 2011.

Total expenses decreased $1.9 million, or 7%, from the first quarter of 2011 to $27.0 million. Expenses decreased due to both decreases in depreciation, depletion and amortization as well as decreased general and administrative expenses. Depreciation and depletion decreased due to lower amortization as a result of the Gatling impairments and the change in the mix of properties. In addition, general and administrative expenses decreased due to the decrease in unit price that affects the accruals for the long term incentive plan. Interest expense in the first quarter 2011 increased $3.0 million due to increased debt for acquisitions incurred during 2011.

Net income attributable to the limited partners increased 13% to $50.3 million over the first quarter of 2011 due to improved revenues; while net income per unit increased to $0.47 per unit from $0.42 per unit.

Distributable cash flow decreased 7% to $36.4 million from $39.0 million generated in the first quarter of 2011 due to increased reserves for future principal payments of $5.0 million that more than offset the $2.5 million improvement in cash flow from operations.

NRP Reports 1st Quarter 2012 Results	Page 4 of 12

First Quarter 2012 versus Fourth Quarter 2011

Highlights	1Q12	4Q11	% Change
	(in thousands, except per ton and per unit)
Total revenues	$91,872	$97,651	-6%
Coal production	12,115	12,042	1%
Coal royalty revenues	$59,916	$67,638	-11%
Average coal royalty revenue per ton	$4.95	$5.62	-12%
Revenues other than coal royalty	$31,956	$30,013	6%
Net income (loss) to limited partners	$50,283	$(14,036)	NM
Net income to the limited partners, before considering the impairment(1)	$50,283	$54,960	-9%
Net income (loss) per unit	$0.47	$(0.13)	NM
Net income per unit, before considering the impairment(1)	$0.47	$0.52	-10%
Average units outstanding	106,028	106,028	0%
Distributable cash flow	$36,427	$79,552	-54%

(1)	See Non-GAAP reconciliation

Total revenues for the first quarter 2012 declined 6% from the fourth quarter 2011 to $91.9 million, due to a $7.7 million decrease in coal royalty revenues offset by a $1.9 million increase in revenues other than coal royalty revenue. While production was virtually flat with the prior quarter, realizations decreased by $0.67 to $4.95 per ton.

Net income to the limited partners increased to $50.3 million over the fourth quarter of 2011 loss of $14.0 million, which included an impairment charge. Net income per unit increased to $0.47 per unit. Before considering the impairment recorded in the fourth quarter 2011, net income decreased $0.05 per unit in the first quarter 2012 from the $0.52 per unit realized in the fourth quarter 2011.

As occurs in the first quarter of every year, NRP had a significant decline in distributable cash flow as compared to the fourth quarter due to annually recurring changes in working capital. Distributable cash flow decreased in the first quarter 2012 by $43.1 million to $36.4 million from the fourth quarter 2011. The main factors were:

•	$16.3 million in recurring interest payments on the senior notes,

•	$8.5 million in incentive compensation payments, net of accruals,

•	$4.3 million in annual property tax payments, net of accruals

•	$6.1 million increase in accounts receivable, and

•	$5.4 million increase in reserve for principal payments.

NRP Reports 1st Quarter 2012 Results	Page 5 of 12

Acquisitions

During the first quarter of 2012, NRP completed acquisitions totaling $126.7 million, of which $79.7 million was funded from cash. The remaining $47.0 million was funded through NRP’s credit facility.

The purchase prices for the acquisitions are as follows:

Coal

•	$40.0 million for reserves from Colt LLC at the Deer Run mine in the Illinois Basin

•	$50.0 million for the infrastructure assets at the Sugar Camp mine in the Illinois Basin

•	$8.9 million for a contractual override at the Sugar Camp mine in the Illinois Basin

•	$2.8 million for metallurgical reserves adjacent to current NRP holdings in Central Appalachia

Oil and Gas

•	$24.7 million for mineral acreage in the Mississippian Lime oil play in Oklahoma

Liquidity and Capital Resources

At the end of the first quarter, NRP had approximately $107.4 million in cash, down approximately $107.5 million from the cash available at year-end. This reduction in cash was due primarily to the acquisitions mentioned above and principal and interest payments paid in the first quarter. During the first quarter, NRP paid the following from the cash balance at year-end:

•	$79.7 million for acquisitions

•	$15.2 million for scheduled principal payments on senior notes

•	$16.3 million for interest payments

During the first quarter, NRP borrowed $47 million on its credit facility with $253 million remaining available at quarter-end.

Distributions

On April 19, the partnership announced the first quarter distribution of $0.55 per unit. The distribution will be paid on May 14, 2012 to unitholders of record on May 4, 2012.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

NRP Reports 1st Quarter 2012 Results	Page 6 of 12

Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Forward Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

12-08	-Financial statements follow-

NRP Reports 1st Quarter 2012 Results	Page 7 of 12

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended
	Mar 2012	Mar 2011
	(unaudited)	(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$3,007	$4,681
Central	42,072	45,442
Southern	4,304	4,741

Total Appalachia	$49,383	$54,864
Illinois Basin	8,769	9,060
Northern Powder River Basin	1,462	1,393
Gulf Coast Lignite	302	48

Total	$59,916	$65,365

Coal royalty production (tons):
Appalachia
Northern	2,401	1,175
Central	6,535	7,327
Southern	553	648

Total Appalachia	9,489	9,150
Illinois Basin	2,091	2,276
Northern Powder River Basin	468	480
Gulf Coast Lignite	67	40

Total	12,115	11,946

Average royalty revenue per ton:
Appalachia
Northern	$1.25	$3.98
Central	6.44	6.20
Southern	7.78	7.32
Total Appalachia	5.20	6.00
Illinois Basin	4.19	3.98
Northern Powder River Basin	3.12	2.90
Gulf Coast Lignite	4.51	1.20
Combined average royalty revenue per ton	$4.95	$5.47

Aggregates:
Royalty revenues	$1,716	$1,194
Production	1,367	1,265
Average base royalty per ton	$1.26	$0.94

Oil and gas:
Royalty revenues	$1,388	$2,992

NRP Reports 1st Quarter 2012 Results	Page 8 of 12

Natural Resource Partners L.P.

Consolidated Statements of Comprehensive Income

(in thousands, except per unit data)

	Quarter Ended
	Mar 2012	Mar 2011
	(unaudited)
Revenues:
Coal royalties	$59,916	$65,365
Aggregate royalties	1,716	1,194
Processing fees	2,126	3,089
Transportation fees	4,108	4,098
Oil and gas royalties	1,388	2,992
Property taxes	4,488	3,012
Minimums recognized as revenue	11,714	507
Override royalties	5,142	3,043
Other	1,274	1,552

Total revenues	91,872	84,852
Operating costs and expenses:
Depreciation, depletion and amortization	12,409	14,322
Asset impairments	—	—
General and administrative	8,950	10,196
Property, franchise and other taxes	5,016	3,697
Transportation costs	473	468
Coal royalty and override payments	200	308

Total operating costs and expenses	27,048	28,991

Income from operations	64,824	55,861
Other income (expense)
Interest expense	(13,560)	(10,587)
Interest income	45	8

Income before non-controlling interest	51,309	45,282
Less non-controlling interest	—	—

Net income	$51,309	$45,282

Net income attributable to:
General partner	$1,026	$906

Limited partners	$50,283	$44,376

Basic and diluted net income per limited partner unit:	$0.47	$0.42

Weighted average number of units outstanding:	106,028	106,028

Comprehensive income	$51,319	$45,294

NRP Reports 1st Quarter 2012 Results	Page 9 of 12

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended
	Mar 2012	Mar 2011
	(unaudited)
Cash flows from operating activities:
Net income	$51,309	$45,282
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	12,409	14,322
Non-cash interest charge, net	149	150
Change in operating assets and liabilities:
Accounts receivable	(1,237)	(4,530)
Other assets	200	222
Accounts payable and accrued liabilities	1,083	(1,147)
Accrued interest	(2,895)	(7,034)
Deferred revenue	(2,449)	5,434
Accrued incentive plan expenses	(6,592)	(2,827)
Property, franchise and other taxes payable	(2,492)	(2,838)

Net cash provided by operating activities:	49,485	47,034

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(67,726)	(84,822)
Acquisition or construction of plant and equipment	(10,128)	(162)
Acquisition of contracts- affiliate	(48,881)	—
Proceeds from sale of assets	—	100

Net cash used in investing activities	(126,735)	(84,884)

Cash flows from financing activities:
Proceeds from loans	47,000	85,000
Repayment of loans	(15,191)	(15,193)
Costs associated with equity transactions	—	(32)
Distributions to partners	(62,077)	(58,423)

Net cash provided by (used in) financing activities	(30,268)	11,352

Net increase in cash and cash equivalents	(107,518)	(26,498)
Cash and cash equivalents at beginning of period	214,922	95,506

Cash and cash equivalents at end of period	$107,404	$69,008

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$16,292	$17,459

Non-cash activities:
Obligation related to purchase of reserves and infrastructure	$—	$6,025

NRP Reports 1st Quarter 2012 Results	Page 10 of 12

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$107,404	$214,922
Accounts receivable, net of allowance for doubtful accounts	34,075	30,923
Accounts receivable - affiliates	13,040	10,138
Other	632	832

Total current assets	155,151	256,815
Land	24,534	24,534
Plant and equipment, net	54,416	46,185
Coal and other mineral rights, net	1,310,590	1,257,501
Intangible assets, net	74,209	75,164
Loan financing costs, net	4,707	4,846
Long-term contracts - affiliate	47,663	—
Other assets, net	604	604

Total assets	$1,671,874	$1,665,649

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$2,685	$2,366
Accounts payable - affiliates	1,139	375
Obligation related to acquisitions	500	500
Current portion of long-term debt	52,230	30,801
Accrued incentive plan expenses - current portion	6,569	8,374
Property, franchise and other taxes payable	3,824	6,316
Accrued interest	7,866	10,761

Total current liabilities	74,813	59,493
Deferred revenue	109,373	113,303
Accrued incentive plan expenses	6,883	11,670
Long-term debt	846,648	836,268
Partners’ capital:
Common units outstanding (106,027,836)	621,220	629,253
General partner’s interest	10,354	10,517
Non-controlling interest	3,066	5,638
Accumulated other comprehensive loss	(483)	(493)

Total partners’ capital	634,157	644,915

Total liabilities and partners’ capital	$1,671,874	$1,665,649

NRP Reports 1st Quarter 2012 Results	Page 11 of 12

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measurements

to Non-GAAP Financial Measurements

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended
	Mar 2012	Mar 2011
	(unaudited)
Net cash provided by operating activities	$49,485	$47,034
Less scheduled principal payments	(15,191)	(15,193)
Less reserves for future scheduled principal payments	(13,058)	(8,059)
Add reserves used for scheduled principal payments	15,191	15,193

Distributable cash flow	$36,427	$38,975

NRP Reports 1st Quarter 2012 Results	Page 12 of 12

Reconciliation of GAAP “Net income attributable to the limited partners”

to Non-GAAP “Net income attributable to the limited partners before considering the impairment”

	Quarter Ended
	Mar 2012	Dec 2011
	(unaudited)
Net income (loss) attributable to the limited partners
Net income (loss) as reported	$51,309	$(14,322)
Impairments	$—	$70,404
Net income before considering the impairment	$51,309	$56,082
Net income, before considering the impairment, attributable to:
General partner	$1,026	$1,122
Holders of the IDRs	$—	$—
Limited partners	$50,283	$54,960

Reconciliation of GAAP “Basic and diluted net income per unit” to Non-GAAP “Net income per unit before considering the impairment”

	Quarter Ended
	Mar 2012	Dec 2011
	(unaudited)
Net income (loss) per unit
Net income (loss) per unit as reported	$0.47	$(0.13)
Adjustment for impairments	$—	$0.65
Net income per limited partner unit, before considering the	$0.47	$0.52
Weighted number of units outstanding	106,028	106,028

-End-